Exhibit 99.1

                       SPHERIX REPORTS FIRST QUARTER LOSS

    BELTSVILLE, Md., May 13 /PRNewswire-FirstCall/ -- Spherix Incorporated (Nasdaq: SPEX) today reported a net loss of $1.1 million on sales of $5.4 million for the three-months ended March 31, 2005, compared to a loss of $547,000 on sales of $5.1 million for the same period in 2004. The increase in net loss between periods was related to the lower contribution margin on the new State of Maryland contract. The Company is taking necessary steps to improve the margins in this contract, and expects that these efforts will show results in the second half of the year.

    The growth in revenue came primarily from contracts that the Company won or purchased during 2004. At year-end, contracted backlog had grown to a record $61 million, and many new bids made in the first quarter are pending.

    The Firm's BioSpherix Division increased its program of outsourcing development of its patented drug uses of Naturlose with the addition of a clinical trial at the University of Maryland Dental School where human validation of the anti-plaque property demonstrated by laboratory tests is being sought. The expanded trials programs and the move of the Division to its new Annapolis facility added approximately $100,000 in expenses between years.

                                      Three Months Ended March 31,
                                     ------------------------------
                                         2005              2004
                                     ------------      ------------
    Revenue                          $  5,434,761      $  5,052,634
    Operating expense                   6,517,238         5,591,676
    Loss from operations             $ (1,082,477)     $   (539,042)

    Net loss                         $ (1,073,432)     $   (547,401)

    Net loss per share               $      (0.09)     $      (0.05)

    Certain statements contained herein are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially from those expressed or implied include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission, including the filing on Form 8-K made on March 3, 1999.

    Under its motto, "A World of Solutions," Spherix's mission is to create value and increase shareholder wealth through innovations that benefit our clients and the human condition. Spherix offers innovations in information technology, knowledge management, and biotechnology.

            Spherix's Internet address is http://www.spherix.com.

SOURCE  Spherix Incorporated
    -0-                             05/13/2005
    /CONTACT: Kathy Brailer of Spherix Incorporated, +1-301-419-3900, or kbrailer@spherix.com/
    /Web site:  http://www.spherix.com